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                 [GOLDMAN, SACHS & CO. LETTERHEAD]



PERSONAL AND CONFIDENTIAL
- -------------------------



June 23, 1996



Board of Directors
Microtek Medical, Inc.
512 Lehmberg Road
Columbus, MS 39702

Re: Registration Statement of
    Isolyser Company, Inc.


Gentlemen:

Reference is made to our opinion letter dated June 23, 1996 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Microtek Medical, Inc. ("Microtek") of the Exchange Ratio (as defined below) of shares (or fraction thereof) of Common Stock, par value $.001 per share (the "Isolyser Shares"), of Isolyser Company, Inc. ("Isolyser") to be received for each Share pursuant to the Agreement and Plan of Merger dated as of March 15, 1996, and amended as of June 23, 1996, among Isolyser, MMI Merger Corp. ("MMI"), a wholly-owned subsidiary of Isolyser, and Microtek (the "Agreement"). Pursuant to the Agreement, MMI will be merged with Microtek and each outstanding Share not held in the treasury of Microtek or owned by Isolyser or any direct or indirect wholly-owned subsidiary of Isolyser or Microtek will be converted into the right to receive that number of Isolyser Shares equal to the quotient, computed to four decimal places (the "Exchange Ratio"), of $16.50 divided by the average per Isolyser Share closing price as reported on the NASDAQ National Market System for the twenty days immediately preceding the fifth trading day prior to the Effective Date (as defined in the Agreement), except that in no event will the Exchange Ratio be less thant 1.1000 or greater than 1.6500.

The foregoing opinion letter is for the information and assistance of the Board of Directors of Microtek in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary - Opinion of Microtek's Financial Advisor" and "The Merger - Opinion of Microtek's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that

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Microtek Medical, Inc.
June 23, 1996
Page Two



we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,


[SIGNATURE]


GOLDMAN, SACHS & CO.